Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form S-8 of Affimed N.V. of our report dated May 23, 2014 with respect to the consolidated statement of financial position of Affimed Therapeutics AG as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive loss, cash flows and changes in equity for each of the years in the two-year period ended December 31, 2013, which report appears in the amendment No. 5 to the registration statement on Form F-1 of Affimed Therapeutics B.V.

Our report contains an explanatory paragraph that states that Affimed Therapeutics AG has suffered recurring losses from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Leipzig, Germany

September 16, 2014